Exhibit 99.1

J. C. PENNEY COMPANY, INC. NAMES
MICHAEL R. FRANCIS PRESIDENT

PLANO, Texas, Oct. 3, 2011 - J. C. Penney Company, Inc. (NYSE: JCP), today announced that Michael R. Francis has been named president of the Company, effective Oct. 4. Mr. Francis, most recently a senior executive at Target Corporation, will report to incoming jcpenney Chief Executive Officer Ron Johnson.

Mr. Francis, 48, will be responsible for all merchandising, marketing, planning and allocation, and product development and sourcing functions at a time when the Company is focusing on redefining the department store.

Mr. Francis has more than 25 years of merchandising and marketing experience. He spent most of his career at Target, which he helped transform into the nation’s leading upscale discount store, serving as executive vice president and chief marketing officer since 2008.

"I am thrilled to welcome Michael to our team,” said Mr. Johnson. “He is an extremely talented executive with the vision and courage to re-imagine the department store experience. His ability to innovate and deep understanding of the industry will be invaluable as we set out to transform jcpenney into America’s favorite store."

Mr. Francis said, "This is a tremendous opportunity for me to get back to department store retail.  I began my career working on the sales floor of the State Street Marshall Field’s in Chicago.  It was there where my passion for retail began and my understanding of the power and potential of the department store was formed. I am delighted to join jcpenney and work with Ron and the talented jcpenney team to help accelerate the momentum already taking place.”

“Michael is an outstanding addition to the jcpenney senior leadership team.  Our ability to attract someone of his caliber is a testament to both the progress that the jcpenney brand has made and its potential for further growth,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.  “Our focus on building merchandise attractions and becoming a destination for discovering great style is taking hold.  Working side by side with Ron, I am confident that Michael’s outstanding merchandising and marketing expertise will take the jcpenney brand to the next level while building shareholder value.”

About Michael R. Francis

Mr. Francis began his merchandising and marketing career in 1986 as an executive trainee with Marshall Field’s in Chicago. He joined Dayton-Hudson Corporation in 1990, when it acquired Marshall Field’s, holding a variety of senior marketing positions in its department store division. He was promoted to executive vice president of Target Corporation in 2001 and chief marketing officer in August 2008. In January 2011, he became the executive committee sponsor for Target Canada, a role in which he oversaw the first-ever extension of Target’s brand beyond the United States.

Mr. Francis currently serves on the National Board of the Smithsonian Institution and the boards of the Cooper-Hewitt National Design Museum and The Minneapolis Institute of Art. He is also lead director of Piper Jaffray Companies (NYSE:PJC). He received his bachelor’s degree in international studies from the University of Michigan.

Media Relations
Darcie Brossart and Rebecca Winter; (972) 431-3400
jcpcorpcomm@jcpenney.com

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500
jcpinvestorrelations@jcpenney.com

Corporate Website
www.jcpenney.net

About J. C. Penney Company, Inc.
J. C. Penney Company, Inc., one of America's leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America's families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company's vision to be America's shopping destination for discovering great styles at compelling prices. Traded as "JCP" on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders. For more information, visit www.jcpenney.net.